Exhibit 16.1

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

July 2, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hanmi Financial Corporation and, under the date of March 1, 2019, we reported on the consolidated financial statements of Hanmi Financial Corporation and subsidiaries as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On June 26, 2019, we were dismissed. We have read Hanmi Financial Corporation s statements included under Item 4.01 of its Form 8-K dated July 2, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Hanmi Financial Corporation s statement that Hanmi Financial Corporation s Audit Committee approved the decision to dismiss KPMG LLP as the Company s independent registered public accounting firm.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ( KPMG International ), a Swiss entity.